UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): October 19, 2010
WSI Industries, Inc.

(Exact name of Registrant as Specified in its Charter)
Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-00619	41-0691607

(Commission File Number)	(I.R.S. Employer Identification No.)

213 Chelsea Road
Monticello, MN	55362

(Address Of Principal Executive Offices)	(Zip Code)
(763) 295-9202

Registrant’s Telephone Number, Including Area Code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1, 3, 4, 6, 7 and 9 are not applicable and therefore omitted.
Item 2.02 Results of Operations and Financial Condition.
WSI Industries, Inc. (the “Company”) issued a press release on October 19, 2010 disclosing material non-public information regarding its results of operations for the fiscal 2010 fourth quarter and year ending August 29, 2010. The Company hereby furnishes the press release, which is attached hereto as Exhibit 99.1.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of New Director
Upon recommendation of the Governance/Nominating Committee of the Board of Directors of the Company, the Board of Directors elected James D. Hartman to serve as a director until the Company’s 2011 Annual Meeting of Shareholders. Mr. Hartman’s election to the Board of Directors is effective October 19, 2010.
In connection with his election, the Board of Directors determined that Mr. Hartman is an “Independent Director” under the Nasdaq Listing Rules. Following Mr. Hartman’s election, the Company’s Board of Directors consists of six directors, five of whom are Independent Directors under the Nasdaq Listing Rules.
Mr. Hartman was not named to any committees of the Board of Directors at the time of his election. The Board of Directors anticipates naming Mr. Hartman to one or more committees of the Board of Directors after further review of committee requirements and assignments.
On August 19, 2010, the Company issued a press release regarding the election of Mr. Hartman to the Board of Directors, which is attached to this Form 8-K as Exhibit 99.2.
Adoption of 2011 Executive Bonus Program
On October 19, 2010, the Compensation Committee of Board of Directors of the Company recommended, and the Board of Directors approved, the 2011 Executive Bonus Program (the “Program”) for certain executive officers and other members of management. The Compensation Committee also approved the bonus that may be earned by executive officers under the Program, as a percentage of the executive officer’s salary, at the threshold, target and maximum levels. The Company’s executive officers are: Michael J. Pudil, Chief Executive Officer; Benjamin Rashleger, President and Chief Operating Officer; and Paul D. Sheely, Chief Financial Officer. Under his employment agreement dated October 7, 2009 with the Company, Mr. Pudil no longer participates in the executive bonus programs of the Company, including the Program.
Under the Program, Messrs. Rashleger and Sheely are eligible for a bonus depending upon the Company’s fiscal year 2011 performance against goals established by the Compensation Committee relating to return on assets. Return on assets is defined as pretax income before incentive compensation divided by average tangible assets. The Compensation Committee set threshold, target and maximum goals for fiscal year 2011 relating to return on assets. If the threshold level is not met, the executive officers will not earn any bonus under the Program. Under the Program, Messrs. Rashleger and Sheely are each eligible for a bonus of 10%, 50% and 70% of his respective base salary at the threshold, target and maximum levels of return on assets, respectively. If the Company achieves a level of return on assets that falls between the levels established by the Compensation Committee, the executive officer’s bonus will be prorated.
All bonuses at the threshold and target levels and between the threshold and target levels will be paid out in cash. If the Company achieves a return on assets in excess of the target level and up to the maximum level, the executive officer’s bonus will be paid out in cash up to the target level amount and for the bonus in excess of the target level amount, the bonus will be paid by lapse of restrictions on shares of restricted stock granted by the Compensation Committee on October 22, 2010.
In connection with the Program, the Compensation Committee approved grants effective October 22, 2010 of performance based restricted stock to Messrs. Rashleger and Sheely and the other participants in the Program, with the number of shares granted to each participant representing the maximum number of shares that could be earned under the Program. Messrs. Rashleger and Sheely were granted 5,279 and 4,012 shares of performance based restricted stock, respectively. The shares of performance based restricted stock may not be transferred unless and until the restrictions lapse upon achievement of a return on assets in excess of the target level and up to the maximum level. Following achievement of the return on assets objective, restrictions on one-third of the shares would lapse on the payout date of bonuses under the Program, as approved by the Compensation Committee, and restrictions on one-third of the shares would lapse on each of the12 month and 24 month anniversary of the first lapse date. The holder of the performance based restricted stock is entitled to vote and receive dividends and exercise all other rights with respect to the shares. Any shares of performance based restricted stock as to which restrictions do not lapse will be forfeited.
Adjustments to Base Salaries for 2011
On October 19, 2010, the Company’s Compensation Committee set the annual base salaries for the Company’s executive officers effective October 18, 2010. Mr. Rashleger’s annual base salary will be increased to $180,000 and Mr. Sheely’s base salary will be increased to $136,806. Mr. Pudil’s annual base salary was not adjusted and will continue as set by his employment agreement dated October 7, 2009 with the Company.
Payouts under 2010 Executive Bonus Program and Equity Awards for FY 2010 Performance
On October 19, 2010, the Company’s Compensation Committee determined the achievement and payout to executive officers under the Company’s 2010 Executive Bonus Program that was adopted on November 2, 2009. Under the 2010 Executive Bonus Program, the bonuses to participants were determined based on achievement relating to return on assets for fiscal year 2010. Of the Company’s current executive officers, only Messrs. Rashleger and Sheely were eligible to participate in the 2010 Executive Bonus Program. Depending on the Company’s achievement under the 2010 Executive Bonus Program, bonuses may be paid to Messrs. Rashleger and Sheely in cash and in lapse of restrictions on performance based restricted stock granted on November 2, 2009. The Company’s return on assets for fiscal year 2010 exceeded the threshold amount, but was less than the target amount. Accordingly, under the Company’s 2010 Executive Bonus Program, the Company will pay Mr. Rashleger and Mr. Sheely a cash bonus of $13,797 and $13,848, respectively, or approximately 10.6% of his respective 2010 annual base salary. Because the return on assets did not meet or exceed the target level amount, all shares of performance based restricted stock granted in connection with the 2010 Executive Bonus Program were forfeited as of October 19, 2010. Accordingly, Messrs. Rashleger and Sheely forfeited 10,788 and 10,593 shares of performance based restricted stock, respectively, originally granted on November 2, 2009.

On October 19, 2010, the Compensation Committee also determined to grant equity awards under the Company’s 2005 Stock Plan to Mr. Rashleger in respect of fiscal year 2010 performance. Effective October 22, 2010, Mr. Rashleger will be granted a non-qualified stock option with tandem stock appreciation rights to purchase 10,000 shares of the Company’s common stock and 5,000 shares of restricted stock. The stock option with tandem stock appreciation rights vest as to one-third of the shares on the 6 month, 18 month and 30 month anniversaries of the date of grant and also is subject to the form of Non-Qualified Stock Option and Stock Appreciation Rights Agreement attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated February 23, 2007. The exercise price of the stock option will be the fair market value of the Company’s common stock on October 22, 2009, the date of grant, as determined under the 2005 Stock Plan. The restricted stock award vest as to one-third of the shares on the first three anniversaries of the date of grant and is also subject to the terms of the form of Restricted Stock Award Agreement attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 23, 2007.
Item 8.01 Other Events.
Through the press release issued on October 19, 2010 relating to the Company’s fourth quarter and fiscal year 2010 results, the Company announced that its Board of Directors has declared a dividend of $0.04 per share of common stock payable November 17, 2010 to holders of record on November 3, 2010.
Item 9.01 Financial Statements And Exhibits.

Exhibit No.	Description

99.1	Press Release issued by WSI Industries, Inc. on October 19, 2010 relating to Fourth Quarter Fiscal Year 2010 and Fiscal Year 2010 Financial Results

99.2	Press Release issued by WSI Industries, Inc. on October 19, 2010 relating to New Director
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WSI INDUSTRIES, INC.
By:	/s/ Michael Pudil
Michael Pudil
Chief Executive Officer

Date: October 25, 2010